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                                  [LETTERHEAD]


                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders and
Board of Directors of
Hach Company:


We have reviewed the accompanying consolidated balance sheet of Hach Company and Subsidiaries as of October 28, 1995, the related consolidated statements of income and retained earnings for the three and six month periods ended October 28, 1995 and October 29, 1994, and the related consolidated statements of cash flow for the six month periods ended October 28, 1995 and October 29, 1994. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of the interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.


COOPERS & LYBRAND L.L.P.

Denver, Colorado
November 16, 1995

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